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                                                                    EXHIBIT 99.1
                            JAG Media Holdings, Inc.


For Immediate Release:

Contacts:
Stephen J. Schoepfer, EVP & COO
JAG Media Holdings, Inc.
(888) 828-4174
steve@jagnotes.com

               JAG Media Holdings, Inc. Announces Letter of Intent
               To Acquire OIL@WORK Group, Inc. and Anticipated Stock Dividend


Boca Raton, FL, February 14, 2003 - JAG Media Holdings, Inc. (OTCBB: JGMHA) announced today that it has entered into a letter of intent to acquire OIL@WORK Group, Inc., a privately held Delaware corporation based in Dallas, Texas.

"We believe that this transaction creates the greatest value for JAG Media's stockholders in today's marketplace," said Gary Valinoti, President & Chief Executive Officer of JAG Media. "OIL@WORK's business plan combining the new economy with the old economy offers excellent potential, and JAG Media's stockholders will now have an opportunity to participate in that potential while at the same time maintaining an interest in the JAG Media business," continued Valinoti.

OIL@WORK has invested $4,000,000 over the last three years to reengineer a traditional, but upscale, "concierge" auto repair service as a communications-based auto maintenance business.

Through its BOS Intelligent Technology subsidiary, OIL@WORK is developing a technology platform that, when implemented, will enable it to remotely connect to both its customers and its workforce. The platform permits remote activities such as customer reminders of upcoming service events, in-vehicle communication directly with drivers, remote vehicle diagnostics, online service histories for all customer vehicles, Global Positioning Satellite (GPS) technology to track and direct field technicians efficiently, bar code scanning for efficient management of parts inventories and Web streaming video of field and garage services permitting customers to see their repairs being made. This technology platform would provide OIL@WORK both the opportunity to manage its business more cost effectively and to provide levels of customer service above the industry standard. OIL@WORK is also examining the potential for marketing its technology platform to other automotive "after-sales" service providers.

OIL@WORK is applying its new technology to the auto "concierge" service it provides to tenants of office buildings. Its service allows owners to have their automobiles serviced while they are at work without having to use their own free time or valuable business hours.




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OIL@WORK is currently offering its services at 34 buildings in the Dallas/Fort
Worth area. In 2002, OIL@WORK generated gross revenues of $368,000 from the pilot services it performed in conjunction with carrying out its research and development activities.

According to Dan Galloway, Chief Executive Officer of OIL@WORK, "OIL@WORK is very excited about the proposed transaction with Jag Media Holdings, Inc., now that we are exiting our research and development phase and have launched our Dallas/Fort Worth Regional Service Center facility, with 30 metropolitan areas targeted for our centers. To date we have built a solid base and methodology which we believe we can scale quickly and successfully, and it is our belief that Jag Media offers OIL@WORK tremendous visibility and access to the public markets which will enable us to implement our business plan."

Under the terms of the letter of intent the Company would establish a newly formed wholly owned subsidiary which would merge into OIL@WORK. Upon closing of the transaction, all issued and outstanding shares of OIL@WORK would be converted into shares of the Company's Class A common stock, which upon issuance would represent 50.1% of the Company's outstanding common stock on a fully diluted basis.

Consummation of the merger would be subject to the parties agreeing to definitive documentation and satisfaction of various customary conditions as well as the condition that OIL@WORK improve its net equity position by $3.0 million prior to the merger.

At the closing, it is anticipated that JAG Media will exercise its right to terminate its $10,000,000 equity line with Cornell Capital Partners LP. In addition, Messrs. Gary Valinoti, Stephen J. Schoepfer and Thomas J. Mazzarisi would resign from their positions as executive officers and directors of JAG Media upon consummation of the merger, but would continue to be involved as consultants or employees to our JAG Media LLC or JAG Company Voice LLC subsidiaries for varying periods of time. The former OIL@WORK stockholders together with the existing JAG Media management team would then vote their shares of JAG Media, representing a majority of all of our outstanding shares, in favor of an appropriate name change to better reflect the new overall business of the Company and the election of up to seven new OIL@WORK nominees to the Board of Directors.

It is anticipated that following the merger the Company's shares would reflect the new name of the company, a new Cusip number and a new ticker symbol.

The transaction with OIL@WORK would trigger the change-in-control provisions in the existing employment agreements of the current JAG Media management team, resulting in the issuance of new options to acquire shares of the Company's stock and severance payments to such individuals. As part of the transaction, to communicate a desire to protect stockholder interest, the OIL@WORK stockholders and existing JAG management team have agreed to post-merger lock-up provisions.

The Company intends to declare and set a record date for a special stock dividend to the Company's pre-merger stockholders which will be payable as soon as possible after the merger is complete. The dividend will take the form of a new series of Class B common stock, which




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will be distributed to the Company's stockholders of record as of the close of business on the stated record date in a ratio of one share of Series 2 Class B Common Stock for every 100 shares of Class A Common Stock. The shares of Series 2 Class B common stock shall be non-voting, have dividend and liquidation rights equal to the Class A common stock and be redeemable, which redemption by JAG Media shall be mandatory to the fullest extent permitted by law within six months following final resolution of JAG Media's lawsuit against various brokerage firms (JAG Media Holdings, Inc. and Gary Valinoti v. A.G. Edwards & Sons et al.) currently pending in U.S. District Court for the Southern District of Texas (or as soon thereafter as legally permissible) at a redemption price which is the greater of (i) par value or (ii) ninety-percent of the net proceeds to JAG Media of such lawsuit after payment of fees and expenses incurred in connection with such lawsuit and all taxes on net income accrued or paid with respect to such net amount. The shares of Series 2 Class B common stock will not have a CUSIP number. Certificates for such shares will specify the beneficial owner of such shares and will be mailed to such beneficial owner.

The letter of intent between the Company, OIL@WORK and certain stockholders of OIL@WORK summarized above will be filed with the SEC as an exhibit to a Current Report on Form 8-K. There is no assurance that the definitive documentation called for in such letter of intent will ever be executed, or if executed, that the proposed transaction will be consummated.

Any shares of JAG Media Holdings, Inc. and OIL@WORK Group, Inc. to be offered and sold as described herein will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the shares of JAG Media Holdings, Inc. and OIL@WORK Group, Inc. in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.

About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a leading provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news, commentary and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product. The Company also offers, through its wholly-owned subsidiary, JAG Company
Voice LLC, its "Company Voice" service which provides publicly traded companies with production services and distribution for their corporate messages in streaming video/audio format. The Company's websites are located at www.jagnotes.com and www.thecompanyvoice.com.


About OIL@WORK

OIL@WORK Group, Inc. consists of OIL@WORK, The Auto Concierge and BOS Intelligent Technology business units. OIL@WORK is the creator of a revolutionary new automotive maintenance and repair delivery system, the Auto Concierge service, which offers its clients




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complete vehicle care, provided during the customer's regular working hours, designed so their customers never leave their offices. BOS is the company's prototype pioneering technology platform solution providing an end-to-end operating and marketing software that connects the entire automotive services industry to their customers, and encompasses leading-edge wireless, satellite, diagnostics, telematics, and intelligent voice database technologies with today's automobiles. The company's websites are www.oilatwork.com and www.bosit.com.

Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

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